Exhibit 10.1

GAMESTOP CORP.

RETIREMENT POLICY

This Retirement Policy is applicable to all Awards made under the GameStop Corp. Amended and Restated 2011 Incentive Plan (the “Plan”), without regard to grant date, and with respect to cessations of employment that occur after May 1, 2014 (the “Effective Date”), unless otherwise determined by the Committee. Unless otherwise specified herein, capitalized terms will have the meanings defined in the Plan. This Retirement Policy will be administered and interpreted by the Committee or its delegate, in accordance with Sections 4.2 and 4.3 of the Plan. This Retirement Policy may be modified or discontinued by the Committee at any time.

Eligibility

Employee Eligibility: All employees of the Company employed on or after the Effective Date shall be eligible to retire and receive the special treatment described below after such employee attains a minimum age of 55 years old and is credited with a minimum period of service with the Company and its affiliates of at least 10 years; provided that the sum of such Employee’s age and period of service with the Company and its affiliates is equal to or greater than 70 years (“Rule of 70”). If an employee meets the minimum age and service requirements and meets the Rule of 70 requirements, then such employee will be “Retirement Eligible.”

For these purposes, a period of service shall include an employee’s period of active, full-time employment with the Company and its affiliates, any approved leave of absence and, to the extent required by law, military or other leaves for which the employee retains a right to re-employment. Service may be credited with respect other periods to the extent determined by the Committee, in its discretion.

Award Eligibility: Regardless of an employee being Retirement Eligible, no Award shall be eligible for the special treatment set forth below until the Award has been outstanding for at least 6 months. Any unvested Award that has been outstanding for less than 6 months at the time of an employee’s cessation of employment with the Company and its affiliates shall be forfeited without compensation (even if such employee is otherwise Retirement Eligible).

In addition, unless otherwise determined by the Committee, this Retirement Policy will not be applicable to awards other than regularly scheduled annual grants (i.e., will not apply to inducement Awards, retention Awards or other special or off-cycle grants).

Effect of Employment After Retirement Eligibility: Except as otherwise expressly provided herein, an employee’s Retirement Eligibility will not affect the treatment of his or her Awards while he or she remains employed by the Company and its affiliates.

Application to Awards

Time-Based Restricted Stock: Upon an employee’s cessation of employment with the Company and its affiliates after the employee is Retirement Eligible, all otherwise unvested restricted stock Awards will be released from transfer restrictions associated with vesting criteria. If the Company chooses to permit tax withholding obligations to be settled through the withholding of shares subject to the Award, transfer restrictions associated with vesting criteria may be released on an accelerated basis to the extent necessary to satisfy such tax withholding obligations.

Time-Vested Stock Options: Upon an employee’s cessation of employment with the Company and its affiliates after the employee is Retirement Eligible, all time-vested stock options that are then otherwise unvested will become fully exercisable. The post-termination exercise period for all time-vested options held by that employee will be extended to the first to occur of (I) the first anniversary of the employee’s cessation of employment, (II) the original expiration date of such option, or (III) any accelerated expiration date applicable to that option, other than solely as a result of the employee’s cessation of employment (such as accelerated expiration in connection with a change in control of the Company).

Time-Vested Cash Exempt from Section 409A: If a cash Award granted to an employee is intended to be exempt from Section 409A of the Internal Revenue Code, then when its holder becomes Retirement Eligible, the cash subject to such award (less required tax withholding) will be distributed by the Company and deposited into escrow. Any such escrowed funds will be released from escrow on the earlier of (a) the date they would have otherwise vested, or (b) the cessation of the employee’s employment. The escrow agent shall have no obligation to invest the funds pending release from escrow.

Time-Vested Cash Subject to Section 409A: If a cash Award granted to an employee is intended to be compliant with Section 409A of the Internal Revenue Code, then when its holder becomes Retirement Eligible, such Award will be deemed fully vested. The cash subject to such Award will be distributed on the date or dates otherwise contemplated under the terms of such Awards (or sooner, to the extent necessary to satisfy required tax withholding).

Cash or Restricted Stock Subject to a Performance Condition: Upon an employee’s cessation of employment with the Company and its affiliates after the employee is Retirement Eligible, any cash or restricted stock Award subject to a performance condition will remain outstanding and, at the end of the applicable performance period, will be deemed earned based on the actual performance results, subject to pro-ration based on the portion of the performance period actually worked by the employee. Any time-vesting criteria that would otherwise have applied to such Award following the end of the applicable performance period will be waived. Notwithstanding the foregoing, the Committee may in its discretion waive the pro-ration contemplated above with respect to any particular Award or class of Awards (such as Awards that contain performance criteria for the principal purpose of satisfying the definition of “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code).

Stock Options Subject to a Performance Condition: Upon an employee’s cessation of employment with the Company and its affiliates after the employee is Retirement Eligible, all performance-vested stock options that are then otherwise unvested will remain outstanding and, at the end of the applicable performance period, will be deemed earned based on the actual performance results, subject to pro-ration based on the portion of the performance period actually worked by the employee. Any time-vesting criteria that would otherwise have applied to such Award following the end of the applicable performance period will be waived. The post-termination exercise period for any such Award will be extended to the first to occur of (I) the first anniversary of the performance determination, (II) the original expiration date of such option, or (III) any accelerated expiration date applicable to that option, other than solely as a result of the employee’s cessation of employment (such as accelerated expiration in connection with a change in control of the Company).

Interaction with Other Rules

Effect of Termination for Cause: Notwithstanding any other provision of this Retirement Policy, if an employee ceases employment due to a termination for Cause (as that term is defined in the applicable Award agreement, or if not so defined, as defined in any employment agreement, offer letter or similar document applicable to that employee, or in the absence of any such applicable document, as determined by the Committee) or due to a resignation in anticipation of a termination for Cause, this Retirement Policy will not apply to that employee.

Policy Will Not Prevent Clawback: This Retirement Policy should not be construed to prevent the forfeiture or divestiture of any Award if otherwise contemplated under the terms of any restrictive covenant agreement or clawback policy applicable to an employee or former employee.